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                              CERTIFICATE OF AMENDMENT
                                         OF
                       RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                            THERMOVIEW INDUSTRIES, INC.


     THERMOVIEW INDUSTRIES, INC. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Company, by unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Company's Restated Certificate of Incorporation, declaring said amendment to be advisable and proposing stockholder consideration of such amendment at the Company's 1999 Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Company's Restated Certificate of Incorporation be amended by changing Article 5 so that, as amended, said Article shall be and read as follows:

     "5. The business and affairs of the Corporation shall be managed and conducted by or under the direction of the Board of Directors. The number of directors of the Corporation shall be fixed from time to time by or in the manner provided in the bylaws, but the number thereof shall never be less than seven (7). The directors shall be divided into three classes, each class to consist, as nearly as may be, of one-third of the number of directors constituting the whole Board. The term of office of those of the first class shall expire at the annual meeting of stockholders to be held in 2000. The term of office of the second class shall expire at the annual meeting of stockholders to be held in 2001. The term of office of the third class shall expire at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms have expired shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election. Each director shall be entitled to serve for the term for which he was elected or until his successor shall be elected and qualified, whichever period is longer.

     The Board of Directors is authorized to make, alter or repeal the bylaws of the Corporation.

     Anything contained in this Certificate of Incorporation to the contrary notwithstanding (and notwithstanding that a lesser percentage may be specified or permitted by law), the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the Corporation entitled to vote generally in

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the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of this Article 5."

     SECOND: That thereafter, the Company's 1999 Annual Meeting of Stockholders was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

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     IN WITNESS WHEREOF, said THERMOVIEW INDUSTRIES, INC. has caused this certificate to be signed by Nelson E. Clemmens, its President, this 9th day of March, 1999.

                              THERMOVIEW INDUSTRIES, INC.



                              By:      /s/ Nelson E. Clemmens
                                    -----------------------------
                                    Nelson E. Clemmens, President